Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-226839, 333-226837, 333-217437, 333-213345, 333-209395, 333-192248 and 333-181324 on Form S-8 and Registration Statement No. 333-222929 on Form S-3, of our report dated May 28, 2020, relating to the consolidated financial statements of Organovo Holdings, Inc. as of March 31, 2020 and 2019, and for the two years in the period ended March 31, 2020, included in this Annual Report on Form 10-K for the year ended March 31, 2020 (which includes an explanatory paragraph related to the change in method of accounting for leases).

/s/ Mayer Hoffman McCann P.C.

San Diego, California

May 28, 2020